EXHIBIT 10.104


July 27, 1999

Edmund J. Schwartz
8410 Lazy Oaks Court
Dunwoody, GA  30350

Re:      Position with Lund International Holdings, Inc.

Dear Mr. Schwartz:

         As per our recent discussions, Lund International Holdings, Inc. ("LIH") is interested in offering you the position of Chief Financial Officer of Lund International Holdings, Inc. This correspondence sets out the terms of our offer to you. Also, the terms of any employee handbook for Lund International Holdings, Inc. ("LIH"), LIH's Insider Trading Policy and Insider Trading Compliance Program, which reflect the current policies and procedures of LIH apply to you, and are all subject to change. You will shortly receive a copy of the Insider Trading Policy, and Insider Trading Compliance Program, which reflect the current Securities and Exchange statutory and regulatory dictates for employees who work for publicly traded companies.

         Please sign the letter at the bottom if the terms offered in this letter are acceptable to you. We hope that you will accept our offer of employment in the position of Chief Financial Officer of Lund International Holdings, Inc.


POSITION: Chief Financial Officer of Lund International Holdings, Inc. LIH and its subsidiaries and their subsidiaries reserve the right to modify your job responsibilities and its reporting and organizational structure at its discretion.

BASE SALARY: $160,000 on an annual basis subject to adjustment, if any, at LIH's sole discretion on a yearly basis after any performance review. The first performance review that relates to any potential base salary adjustment will be twelve (12) months after your official date of hire.

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E. Schwartz
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BONUS: You will be eligible for any bonus plan offered by the LIH, subject to its terms and conditions. For calendar year 1999, you will be eligible to participate in LIH's Results Sharing Plan, on a pro rata basis, but in no case will your bonus be less than Twenty-Five Thousand Dollars ($25,000.00) for 1999. In addition, it may be greater than Twenty-Five Thousand Dollars ($25,000.00) if you actually earn more than this amount under the formula as set forth in the LIH's Results Sharing Plan for 1999. Payment for any pro rata 1999 bonus to you will be sometime within the first quarter of calendar year 2000. However, Lund International Holdings, Inc. reserves the right to change the bonus plan at the end of any plan year as applied to the following or next plan year, including but not limited to the year 2000. Also, each bonus plan will be evaluated for any particular year, and it is understood that future bonus plans, are discretionary, have not been adopted and have yet to be determined or approved by the Board of Directors, and are subject to LIH's interpretation.

BENEFITS: You are entitled to all current benefits, according to their terms and conditions, that are offered to other senior management members in an equivalent position with LIH. You are also eligible for Exec-u-care benefits. LIH and its subsidiaries reserve the right to change its benefits package and plans.

STOCK OPTION PLAN: You are eligible for Seventy Thousand (70,000) stock options of Lund International Holdings, Inc. The Seventy Thousand (70,000) stock options vest on a vesting schedule and you must be employed on each successive anniversary date of your first day of employment with no break in service for the stock options to vest. On that schedule, Fourteen Thousand (14,000) will vest one (1) year from your anniversary date of employment and Fourteen Thousand (14,000) will vest on your successive anniversary dates thereafter, until all Seventy Thousand (70,000) stock options have vested. This vesting schedule would be accelerated in the event of a "Change of Control", as defined and set forth in the stock option plan. All of these stock options, are subject to, and will be issued according to, our stock option plan and may require Board and/or stockholder approval.

VACATIONS: You will be eligible for a three (3) week paid vacation, accruing according LIH's current vacation policies, which are subject to change.

         In the position of Chief Financial Officer of Lund International Holdings, Inc., you will be provided with confidential, trade secret, and/or proprietary information of Lund International Holdings, Inc., and all of its subsidiaries and their subsidiaries, whether actually merged or not, and/or any company to be acquired by Lund International Holdings, Inc. or its subsidiaries, or any restructured entities, (collectively referred to in this letter as the "Company"). This includes, but is not limited to, the following confidential, trade secret and/or proprietary information:

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E. Schwartz
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         1.       Sales activities, sales records, sales histories and/or how sales have developed or changed in a particular geographical area or market or for a particular product; customer lists and/or vendor lists; and

         2. The quantity of products purchased from the Company by its customers and the prices paid, the Company's purchasing activities, advertising and promotional activities, past and present, potential sales and/or markets, market strategies; and

         3. Products' specifications, materials, costs; development of new products; inventions, modifications of current products, and information pertaining to all aspects of the Company's research and development; and

         4. The quantity of various products purchased from the Company and/or the product mix as they relate to overall sales of all products and/or a particular product; and

         5. The reasons for the use by the Company of certain methods of attachment of its products to the vehicles; manufacturing processes and/or costs and/or time and/or labor studies; the products' designs, dimensions, and tolerances; and

         6. The quantity of materials purchased from suppliers and/or the reason for the use of certain materials; and

         7. Shipping methods, pricing, profit margins per product or product lines, labor costs, cost of goods sold, and other internal non-public financial data; and

         8. Other financial information which is not made public in the Company's press releases, quarterly reports, Securities and Exchange Filings and/or the Company's annual reports; and

         9. Information concerning the Company's management, financial conditions, financial operations, purchasing activities, marketing plans, strategic plans, information systems, communication systems, planning activities, acquisition activities, operational activities and plans, investor relations activities, interdepartmental communication or operational communication activities and business or strategic or consolidation plans, e-commerce plans; and

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         10.      All other types and categories of information which are
                  generally understood by persons involved in the automotive industry, aftermarket automotive industry, and any manufacturing operations to be trade secrets, and/or confidential information and/or proprietary information.

         You agree that you will not disclose or use at any time (as limited by applicable law) in any manner, either during your employment or after your employment, any confidential trade secret and/or proprietary information as defined in this letter, or elsewhere, or subsequently revealed to you to be confidential, a trade secret or proprietary information.

         You agree in the event your employment with LIH is terminated, whether voluntarily or otherwise, and/or you are separated from your employment with LIH, that you, for a period of twelve (12) months from the date of separation of your employment, shall not, either directly or indirectly, provide services to or engage in or participate in any activities (whether as an employee, greater than 5% shareholder, investor, owner, officer, director, partner, consultant, advisor, principal, agent, or in any other capacity) in any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You further agree that you will not, for a period of twelve (12) months from the date of your separation of employment with LIH, whether voluntarily or otherwise, engage in or participate in, in any capacity, either directly or indirectly, the solicitation of or the attempt to solicit or divert or the attempt to divert from the Company any potential or actual product designer, supplier, customer, and/or distributor, and/or manufacturer of the Company's that you have had contact with for the two (2) years preceding your separation from employment. This restriction encompasses any business which engages in any or all of the following activities: the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, which also includes such products that the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

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         You also agree that for a period of twelve (12) months from your separation from employment with LIH, whether voluntarily or otherwise, that you will not, directly or indirectly, hire or offer to hire any of the Company's directors, officers, employees, and/or agents, or attempt to and/or entice them to discontinue their relationship with the Company, and/or directly or indirectly attempt to divert and/or divert any potential or actual product designer, customer, distributor, manufacturer, and/or supplier of the Company's that you have had contact with for the two (2) years preceding your separation from employment from continuing to do business with or provide services to the Company.

         Your obligations under this covenant not to compete shall apply to any geographical area in which the Company has engaged in business before and during your employment through production, operations, promotional, sales, distribution, or marketing activities, or has otherwise established its good will, business reputation, or any potential or actual product designer, or customer, or supplier, or distributor or manufacturing relations during the two
(2) years preceding your separation from employment.

         These confidentiality and non-compete terms of this agreement extend beyond the termination and/or separation of your employment and shall continue in full force and effect after the termination and/or separation of your employment or this agreement. You agree to always keep confidential and to not use any trade secret and/or proprietary information, as limited by applicable law.

         You agree that at the time of your termination and/or separation of employment at LIH, that you will promptly deliver to the Company all confidential, trade secret, or proprietary information and all Company property, equipment and materials. You agree that the Company may seek injunctive relief to enforce the non-competition, confidentiality and Company property provisions of this letter agreement. You and the Company agree that in the event the Company seeks injunctive relief to enforce the provisions of the letter agreement, the party that ultimately prevails, after all appeals have been exhausted or the time for appeal has run, shall be awarded its or his reasonable attorneys fees and costs for such injunctive relief proceeding. This agreement on the allocation of reasonable attorneys fees and costs related to an injunctive relief proceeding does not limit or restrict either parties' rights or other remedies, either in law or in equity, arising out of the employment relationship and for those claims, each party shall bear its own attorneys' fees and costs.

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         This agreement refers to Lund International Holdings, Inc. and its subsidiaries and their subsidiaries, and any restructured entities or acquisitions, because you will be privy to all operations of Lund International Holdings, Inc. and its subsidiaries', any restructured entities' or acquired entities' confidential information, operations and trade secret or proprietary information.

         If you accept the position of Chief Financial Officer of Lund International Holdings, Inc. offered in this letter agreement, you understand that your employment is for an indefinite duration, and that either you or LIH may terminate the employment relationship at any time for any reason or no reason and without just cause or cause. This agreement is not to be interpreted as an agreement for continued employment or employment for a specific time period or for any particular time period because either party may terminate it at any time for any reason or no reason and your employment is "at will". Further, you agree that this letter agreement, and the employment relationship do not contain or have any covenant of good faith and fair dealing, either expressed or implied.

         It is LIH's understanding that you are not subject to any agreements or restrictions arising out of any prior employment or consulting relationship, and that by accepting this offer of the position of Chief Financial Officer, you will not be breaching or violating any other obligations. If any breach of a prior obligation occurs, LIH reserves the absolute right to immediately terminate your employment.

         This agreement may be severed, if any portion is determined to be unenforceable or void, with the other terms remaining in full force and effect. Also, this agreement, where not pre-empted by federal law, will be interpreted under the laws of the State of Minnesota and the United States of America, and is binding on the parties, their heirs, successors, personal representative and assigns.

         This letter agreement supersedes, revokes, or voids all other offers, or agreements, oral or written made by Lund International Holdings, Inc., regarding any position with Lund International Holdings, Inc., or any position with any of its subsidiaries.

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E. Schwartz
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         Please accept our offer as set out in this letter agreement by executing this letter agreement at the bottom. Thank you for your time and interest in becoming the Chief Financial Officer of Lund International Holdings, Inc. Please feel free to call me at your convenience if you have any questions. I look forward to your response in the very near future.

Sincerely,

/s/ J. Timothy Yungers

J. Timothy Yungers
Vice President of Human Resources for Lund International
  Holdings, Inc.,




Accepted by:  /s/ Edmund J. Schwartz
              ----------------------
                Edmund J. Schwartz

Dated:          _____________________________

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